FOR IMMEDIATE RELEASE		August 6, 2020
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2020 SECOND-QUARTER RESULTS

•	Return of triple-digit temperatures, record heat drives higher quarter-over-quarter earnings

•	COVID-19 impact on sales partially offset by Lean efforts and continued cost management

•	Customer Support Fund expanded to provide more relief to customers impacted by pandemic

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $193.6 million, or $1.71 per diluted share of common stock, for the quarter ended June 30, 2020. This result compares with earnings of $144.1 million, or $1.28 per share, in the same 2019 period.

Hotter-than-normal weather was the primary driver in the quarter-over-quarter improvement, increasing revenues, net of fuel and purchased power costs, by $48 million (after-tax), or $0.43 per share. Lower operations and maintenance expenses also contributed to the company’s bottom line, partially offsetting impacts of the COVID-19 pandemic.

“Like many electric utilities, weather is a major factor in our business. The dramatic contrast between Arizona’s temperatures in second-quarter 2020 compared to the same time last year is reflected in the results we are reporting today,”

said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “Excluding the substantial impact of weather on our results, sales were down year-over-year primarily due to declines in retail energy sales and business closures amid the pandemic. During this challenging time for Arizona, our employees continue to innovate and lower costs, and we are making more support and pandemic relief available to our customers and communities.”

Temperatures Set New Records

Some of the quarter’s daily high temperatures in APS service territory beat or matched previous records not seen in more than a century. According to the National Weather Service, the period’s average high temperature was 97.4 degrees – an increase of 4.5% over 2019’s quarter and 2.2% over 10-year historical averages. By comparison, second-quarter 2019 included the mildest month of May Arizona had experienced in 40 years, which was reflected in customers’ lower energy use and a significant decrease in operating revenues.

The number of residential cooling degree-days (a utility’s measure of the effects of weather) increased 57% versus the year-ago period and were 14.1% higher than historical 10-year averages. In fact, May 2020 had more cooling degree-days than in any May since 2009, while only three years since 1974 have produced more cooling degree-days during the month.

COVID-19, however, continued to have a negative impact on retail sales and revenues. With some businesses still closed or operating at partial capacity, retail energy sales (excluding the impacts of weather) were down 1.3%, or $0.10 per share, compared to last year’s second quarter. For the period March 13 to July 28, overall weather-normalized sales were down about 1% year over year.

Operationally, Guldner said APS employees continue to execute well, ensuring reliable customer service amidst extreme summer temperatures and increased customer demand. On July 30, customers set an all-time record peak demand of 7,659 megawatts, eclipsing the previous record of 7,363 MW set in June 2017.

Employees Reduce Costs to Customers’ Benefit
In addition to the effects of weather, 2020 second-quarter results positively reflect customer growth of 2.4% and lower O&M expenses. Using Lean principles introduced in 2019, the company continues to focus on employee-led projects and activities to create and capture cost savings.

For example, the Procurement Operations team delivered significant savings by negotiating lower prices with vendors, maximizing the competitive bidding process, and driving efficiency gains within existing vendor contracts. These efforts, along with negotiating early pay discounts with suppliers, have contributed about $5 million in customer affordability savings through the second quarter. Altogether, employees have been challenged to increase efficiency and decrease costs by $20 million this year alone.

New Report Describes Pathways to a Clean, Sustainable Energy Future
Looking to the future, Guldner added that the company is focused on achieving a constructive regulatory outcome in its current rate case, as well as realizing its previously announced Clean Energy Commitment goal of 100% carbon-free electricity by 2050 – while also maintaining affordable prices for a customer base that is among the fastest-growing in the nation.

A report posted to the company’s website in June provides more details on pathways to achieving this future, including the 2030 target of achieving a 65% clean energy resource mix and a commitment to end use of coal-fired generation by 2031.

“Our clean energy objectives are both ambitious and achievable,” Guldner said. “With a combination of the right technologies, collaborative partnerships and a supportive policy environment, we can and will deliver a carbon-free energy future while maintaining affordability for our customers.”

More COVID-19 Support Offered to Customers through Difficult Times
As previously announced, APS acted early to support customers and communities impacted by COVID-19, pledging $8 million in pandemic relief – one of the largest commitments of any utility in the country. This support includes a robust Customer Support Fund to provide direct assistance to APS customers struggling to pay their bills.

In the second quarter, this fund was increased to help more residential customers with $100 bill credits, and to offer qualifying small businesses with up to $1,000 in bill credits. As of July 29, the Customer Support Fund has provided more than $1.8 million of bill relief to APS customers.

A full list of the company’s actions in response to the pandemic is available on the Pinnacle West website, and APS customers are encouraged to visit aps.com/COVID19 for up-to-date details on available resources and support.

Financial Outlook
While the company cannot predict the duration and longer-term impacts of the ongoing COVID-19 pandemic, as of today Pinnacle West continues to believe its 2020 consolidated earnings guidance of $4.75 to $4.95 per diluted share is still achievable.

Key factors and assumptions underlying the 2020 outlook can be found in the second-quarter 2020 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss 2020 second-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, Aug. 6. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Thursday, Aug. 13, 2020, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 35575.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $19 billion, about 6,300 megawatts of generating capacity, and 6,200 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to nearly 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Earnings per share amounts in this news release are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project,” "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•
the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, supply chain, expenses, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows, or other unpredictable events;

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•
the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or continue or discontinue power plant operations consistent with our corporate interests; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019; in Part II, Item 1A in of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended March 31, 2020; and in Part II, Item 1A in the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

# # #

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2020	2019	2020	2019

Operating Revenues	$ 929,590	$ 869,501	$ 1,591,520	$ 1,610,031

Operating Expenses
Fuel and purchased power	238,382	242,222	426,903	472,810
Operations and maintenance	219,392	227,543	440,710	473,177
Depreciation and amortization	152,482	147,374	306,561	296,081
Taxes other than income taxes	56,768	55,090	113,536	110,180
Other expenses	692	683	1,514	1,110
Total	667,716	672,912	1,289,224	1,353,358

Operating Income	261,874	196,589	302,296	256,673

Other Income (Deductions)
Allowance for equity funds used during construction	8,811	7,572	16,508	18,760
Pension and other postretirement non-service credits - net	14,142	6,374	28,053	11,488
Other income	16,670	12,885	29,239	20,054
Other expense	(4,036)	(4,350)	(8,820)	(8,708)
Total	35,587	22,481	64,980	41,594

Interest Expense
Interest charges	62,690	57,465	121,924	118,118
Allowance for borrowed funds used during construction	(4,749)	(4,494)	(8,825)	(11,159)
Total	57,941	52,971	113,099	106,959

Income Before Income Taxes	239,520	166,099	254,177	191,308

Income Taxes	41,061	17,080	20,852	19,498

Net Income	198,459	149,019	233,325	171,810

Less: Net income attributable to noncontrolling interests	4,874	4,874	9,747	9,747

Net Income Attributable To Common Shareholders	$ 193,585	$ 144,145	$ 223,578	$ 162,063

Weighted-Average Common Shares Outstanding - Basic	112,638	112,337	112,616	112,381

Weighted-Average Common Shares Outstanding - Diluted	112,879	112,651	112,871	112,734

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 1.72	$ 1.28	$ 1.99	$ 1.44
Net income attributable to common shareholders - diluted	$ 1.71	$ 1.28	$ 1.98	$ 1.44